UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

September 17, 2021

Definitive Healthcare Corp.

(Exact name of registrant as specified in its charter)

Commission file number 1-40815

Delaware	86-3988281
(State of incorporation)	(I.R.S. Employer Identification No.)

550 Cochituate Rd

Framingham, MA 01701

(Address of principal executive offices)

(508) 720-4224

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $0.001 par value	DH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On September 17, 2021 (the “Closing Date”), Definitive Healthcare Holdings, LLC, a Delaware limited liability company (“DHH”), an indirect subsidiary of Definitive Healthcare Corp., a Delaware corporation (the “Company”), entered into a credit agreement (the “DHH Credit Agreement”), dated as of September 17, 2021, with Bank of America, N.A., as administrative agent, the lenders party thereto and the other parties specified therein.

The DHH Credit Agreement provides for (i) a $275 million term loan A facility (the “Term Facility”) and (ii) a $75 million revolving credit facility (the “Revolving Credit Facility” and, together with the Term Facility, collectively, the “Facilities”), the proceeds of which were used to repay the remaining portion of the indebtedness outstanding under the credit agreement, dated as of July 16, 2019, by and among DHH, the lenders party thereto and Owl Rock Capital Corporation, as administrative agent, and to pay related fees and expenses.

The loans under the Term Facility and the Revolving Credit Facility mature on September 17, 2026. The Facilities are guaranteed, subject to customary exceptions, by all of DHH’s wholly-owned domestic restricted subsidiaries and AIDH Buyer, LLC, a Delaware limited liability company and the direct parent company of DHH (“Holdings”), and are secured by associated collateral agreements that pledge a lien on substantially all of DHH’s assets, including fixed assets and intangibles, and the assets of the guarantors, in each case, subject to customary exceptions.

The Term Facility is subject to amortization of principal, payable in quarterly installments on the last day of each fiscal quarter, commencing on December 31, 2021 (the “Initial Amortization Date”), equal to approximately 2.5% of the principal amount of the term loans in the first year after the Initial Amortization Date, 2.5% of the principal amount of the term loans in the second year after the Initial Amortization Date, 5.0% of the principal amount of the term loans in the third year after the Initial Amortization Date, 5.0% of the principal amount of the term loans in the fourth year after the Initial Amortization Date and 5.0% of the principal amount of the term loans in the fifth year after the Initial Amortization Date. The remaining initial aggregate advances under the Term Facility are payable at the maturity of the Term Facility.

The Term Facility and the Revolving Credit Facility bear interest at rates based upon, at the option of DHH, either (i) the base rate plus a margin of between 75 and 125 basis points depending on the total net leverage ratio of DHH and its restricted subsidiaries on a consolidated basis (the “Total Net Leverage Ratio”) and (ii) the LIBO rate plus a margin of between 175 and 225 basis points depending on the Total Net Leverage Ratio. Until the delivery under the DHH Credit Agreement of the financial statements for the third full fiscal quarter ending after the Closing Date, the Term Facility and the Revolving Credit Facility bear interest, at the option of DHH, at either (i) the base rate plus a margin of 125 basis points or (ii) the LIBO rate plus a margin of 225 basis points. In addition, DHH will pay an unused commitment fee of between 25 and 30 basis points on the undrawn commitments under the Revolving Credit Facility, also depending on the Total Net Leverage Ratio.

Under the DHH Credit Agreement, DHH (and in certain circumstances, Holdings) and its restricted subsidiaries are subject to customary affirmative, negative and financial covenants, and events of default for facilities of this type (with customary grace periods, as applicable, and lender remedies).

The foregoing description of the DHH Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the DHH Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01 Other Events

On September 20, 2021, the Company announced that on September 17, 2021 it had closed its initial public offering of 17,888,888 shares of its Class A common stock, which included the full exercise by the underwriters of their option to purchase up to an additional 2,333,333 shares of its Class A common stock, at an initial public offering price of $27.00 per share. The Company will use the net proceeds from the sale of shares to be sold by it as set forth in the prospectus for the offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Credit Agreement, dated as of September 17, 2021, by and among Definitive Healthcare Holdings, LLC, the lenders party thereto and the other parties specified therein and Bank of America, N.A., as administrative agent.

99.1	Press Release, dated September 20, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEFINITIVE HEALTHCARE CORP.

By:	/s/ David Samuels
Name:	David Samuels
Title:	Chief Legal Officer

Date: September 20, 2021